                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            GROUP 1 AUTOMOTIVE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
         Item 22(a)(2) of Schedule 14A
--------------------------------------------------------------------------------
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                        [GROUP 1 AUTOMOTIVE, INC. LOGO]
                                 Houston, Texas

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 24, 2000

To the Stockholders:

     The 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Group 1 Automotive, Inc. (the "Company") will be held on Wednesday, May 24, 2000 at 10:00 a.m., local time, at Chase Bank of Texas, Mezzanine Level, 707 Travis Street, Houston, Texas, for the following purposes:

          1. To elect two directors to serve until the 2003 Annual Meeting of Stockholders;

          2. To approve an amendment to the Company's 1996 Stock Incentive Plan to increase the number of shares of common stock available for issuance under the plan from 3,000,000 to 4,500,000 shares;

          3. To approve an amendment to the Company's 1998 Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance under the plan from 1,000,000 to 1,500,000 shares;

          4. To ratify the appointment of Arthur Andersen LLP as independent accountants of the Company for the year ended December 31, 2000; and

          5. To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

     The close of business on March 29, 2000, has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment(s) thereof.

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTAGE PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU DO NOT ATTEND.

                                            By Order of the Board of Directors

                                            /s/ JOHN S. WATSON
                                            John S. Watson
                                            Secretary

Houston, Texas
April 20, 2000

                        [GROUP 1 AUTOMOTIVE, INC. LOGO]
                            950 Echo Lane, Suite 100
                              Houston, Texas 77024

                                 April 20, 2000
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                              GENERAL INFORMATION

PROXY SOLICITATION

     This proxy statement is furnished to the stockholders of Group 1 Automotive, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board"). The proxies are to be voted at the 2000 Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 24, 2000 at 10:00 a.m., local time, at Chase Bank of Texas, Mezzanine Level, 707 Travis Street, Houston, Texas, and any adjournments thereof, for the purposes set forth in the accompanying notice. The Board is not aware of any other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by the Company will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies.

     The solicitation of proxies by the Board will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company ("Common Stock"). The costs of the solicitation will be borne by the Company. This proxy statement and the accompanying form of proxy have been mailed to stockholders on or about April 20, 2000.

RECORD DATE AND VOTING RIGHTS

     As of March 29, 2000, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 22,369,129 shares of Common Stock. Each share of Common Stock entitles the holder to one vote on each matter presented at the Annual Meeting. Common Stock is the only class of outstanding securities of the Company entitled to notice of, and to vote at, the Annual Meeting. A majority of the outstanding shares of Common Stock will constitute a quorum at the meeting. Abstentions and "broker non-votes" are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

VOTING OF PROXY; REVOCABILITY

     Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted (a) FOR the election of the nominees named herein to the Board (b) FOR the amendment to the Company's 1996 Stock Incentive Plan as contemplated herein, (c) FOR the amendment to the Company's 1998 Employee Stock Purchase Plan as contemplated herein and (d) FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants. Any proxy may be revoked at any time prior to its exercise by delivery to the Secretary of the Company of written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

ANNUAL REPORT

     The Company's annual report (the "Annual Report") including the financial statements and the financial statement schedules thereto, accompany this Proxy Statement. Stockholders are referred to the Annual Report for financial and other information about the activities of the Company.

                                     ITEM 1

                             ELECTION OF DIRECTORS

NOMINEES

     Two directors are to be elected at the Annual Meeting. The Company's Certificate of Incorporation provides for a classified Board. Thus, the Board is divided into Classes I, II and III the terms of office of which are currently scheduled to expire on the dates of the Company's Annual Meetings of Stockholders in 2000, 2001 and 2002, respectively. B.B. Hollingsworth, Jr. and Robert E. Howard, II have been nominated to serve as Class I Directors and, if elected, will serve until the Company's 2003 Annual Meeting of Stockholders and until their respective successors shall have been elected and qualified. Each of the nominees for director currently serves as a director of the Company. The remaining four directors named below will not be required to stand for election at the Annual Meeting because their present terms expire in either 2001 or 2002. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the election of directors assuming a quorum is present or represented by proxy at the Annual Meeting. Stockholders may not cumulate their votes in the election of directors.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed below. Although the Board does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other persons(s) as may be nominated by the Board.

     The following table sets forth certain information, as of the date of this Proxy Statement, regarding the nominees and the other directors of the Company.

                                                                                        DIRECTOR
                                         POSITION AND OFFICES WITH THE COMPANY           SINCE        AGE
                                         -------------------------------------       --------------   ---
CLASS I NOMINEES
B.B. Hollingsworth, Jr. ..........  Director, Chairman, President and Chief               1996        57
                                    Executive Officer
Robert E. Howard, II..............  Director, President of Howard Group                   1997        53
CLASS II DIRECTORS
John L. Adams.....................  Director                                              1999        55
Bennett E. Bidwell................  Director                                              1997        72
CLASS III DIRECTORS
Charles M. Smith..................  Director, Senior Vice President -- Industry           1995        54
                                    Relations
John H. Duncan....................  Director                                              1997        72

CLASS I NOMINEES

     B.B. Hollingsworth, Jr. has served as Chairman of the Company since March 1997 and as President, Chief Executive Officer and Director of the Company since August 1996. Prior to joining the Company, Mr. Hollingsworth spent nineteen years with Service Corporation International ("SCI"), where he directed an acquisition program that established SCI as the world's leading consolidator of the funeral industry. He joined SCI in 1967, was then named Vice President for Corporate Development, was named Vice President and Chief Financial Officer in 1972, and was elected President and named Director in 1975. He served as

President and Director of SCI from 1975 until retirement in 1986. Prior to November 1997, Mr. Hollingsworth was a shareholder and director of Foyt Motors, Inc., a subsidiary of the Company that was acquired by the Company in November 1997. He has served as a director of several public and private companies.

     Robert E. Howard, II has served as a Director of the Company since April 1997. Mr. Howard has served as President of Howard Group since November 1997. Mr. Howard has more than 28 years experience in the automotive retailing industry. From 1969 to 1977, he served in various management positions at franchised dealerships. From 1978 to November 1997, he served as Chairman of Howard Pontiac-GMC, Inc., a franchised dealership acquired by the Company in November 1997. Prior to November 1997, Mr. Howard was also Chairman of the following companies acquired by the Company in November 1997: Bob Howard Chevrolet, Bob Howard Honda/Acura, Bob Howard Toyota and Bob Howard Dodge. He was a recipient of the 1997 Time Magazine Quality Dealer Award and presently serves as a Commissioner of the Oklahoma Motor Vehicle Commission and as a Director of the Oklahoma City Metropolitan Automobile Dealers Association.

CLASS II DIRECTORS

     John L. Adams has served as Director of the Company since November 1999. Mr. Adams is currently executive vice president of Trinity Industries, Inc., one of North America's largest manufacturers of transportation, construction and industrial products. Prior to joining Trinity Industries, Mr. Adams spent 25 years with Chase Texas and its predecessor, Chase Bank of Texas, National Association, in various positions. Mr. Adams was chairman, president and chief executive officer of Chase Bank of Texas from 1997 to 1998. Mr. Adams serves as a director to American Express International Bank, TU Electric Dallas (advisory), National Trustee for the Boys & Girls Clubs of America and the University of Texas M. D. Anderson Cancer Center.

     Bennett E. Bidwell has served as Director of the Company since June 1997. Mr. Bidwell joined Chrysler Corporation as Executive Vice President in 1983 and was elected to its board of directors in that same year. He was named Vice Chairman of Chrysler Corporation in 1985, Vice Chairman of Chrysler Motors Corporation in 1987 and President -- Product and Marketing of Chrysler Motors Corporation in 1988. From 1988 to 1990, Mr. Bidwell served as Chairman of Chrysler Motors Corporation. Mr. Bidwell retired from Chrysler Corporation in 1990. Prior to joining Chrysler, Mr. Bidwell spent 27 years with Ford Motor Company, and from 1981 to 1983 he was President and Chief Operating Officer of The Hertz Corporation. His past directorships include National Steel Corporation (1981-1983), McDonald Investments (1994-1996) and Kerr-McGee Corporation (1994-1998). Mr. Bidwell currently serves as a director for International Management Group, Budd Company and Kelly Management Group.

CLASS III DIRECTORS

     Charles M. Smith has served as Director of the Company since its formation in December 1995. Mr. Smith has served as Senior Vice President -- Industry Relations of the Company since January 1999. Mr. Smith has more than 29 years experience in the automotive retailing industry. From 1968 to 1980, he served in various capacities in dealerships owned and operated by the Smith family. From 1980 to 1985, he owned and operated his own automobile dealership. From 1985 to November 1997, he served as managing partner of Smith & Liu Management Company, the management entity for the Smith Group dealerships that were acquired by the Company in November 1997. He is a board member and a former Chairman of the American International Automobile Dealers Association and is a Vice Chairman of the Texas Automobile Dealers Association. He has won the Time Magazine Quality Dealer Award and the Sports Illustrated All-Star Dealer Award. Mr. Smith is on General Motor's e-commerce advisory board.

     John H. Duncan has served as Director of the Company since June 1997. Since 1988, Mr. Duncan has been a private investor with holdings in the automotive, oil and gas and real estate industries. From 1958 to 1968, Mr. Duncan served as President of Gulf & Western Industries, a company which he co-founded.

Mr. Duncan currently serves as a director, Chairman of the Executive Committee and member of the Compensation Committee of Enron Corporation, a director and Chairman of the Compensation Committee of Enron Transportation and Trading, a director of EOG Resources, Inc., and a director and member of the Compensation Committee of Azurix. Mr. Duncan also serves on the Board of Trustees of Southwestern University, the Board of Trustees of the Texas Heart Institute and the Board of Visitors of the University of Texas (M.D. Anderson) Cancer Foundation.

     THE BOARD RECOMMENDS A VOTE FOR EACH OF THE PROPOSED NOMINEES.

EXECUTIVE OFFICERS

     Set forth below are the Company's executive officers together with their positions and ages.

NAME                                        AGE                    POSITION
----                                        ---                    --------
B.B. Hollingsworth, Jr. ..................  57    Chairman, President and Chief Executive
                                                  Officer
John S. Bishop............................  53    Senior Vice President -- Operations
Charles M. Smith..........................  54    Senior Vice President -- Industry
                                                  Relations
Scott L. Thompson.........................  41    Senior Vice President -- Chief Financial
                                                  Officer and Treasurer
John T. Turner............................  56    Senior Vice President -- Corporate
                                                  Development

     A description of Messrs. Hollingsworth's and Smith's work experience is set forth above under "Class I Nominees" and "Class III Directors." Set forth below is a brief description of the work experience of Messrs. Bishop, Thompson and Turner.

     John S. Bishop has served as Senior Vice President -- Operations since October 1998. From 1981 until 1998, he served as Group Vice President of Sales and Marketing for Gulf States Toyota, an independent distributor of Toyota vehicles, parts and accessories serving approximately 140 dealers in a five-state area. Before joining Gulf States Toyota, Mr. Bishop was employed at both Ford Motor Company and Chrysler Corporation for a combined 8 years.

     Scott L. Thompson has served as Senior Vice President -- Chief Financial Officer and Treasurer of the Company since December 1996. From 1991 to 1996, Mr. Thompson served as Executive Vice President, Operations and Finance for KSA Industries, Inc., a diversified enterprise with interests in automotive retailing, energy and professional sports. Among Mr. Thompson's other responsibilities within the KSA group of companies, he served as a Vice President and director of three automobile dealerships with aggregate annual revenues of $180 million. Additionally, in connection with his position at KSA Industries, Inc. he served as a director of Adams Resources Energy, Inc., a public oil and gas company. He is a Certified Public Accountant, and from 1980 to 1991 he held various positions with Arthur Andersen LLP.

     John T. Turner has served as the Company's Senior Vice
President -- Corporate Development since December 1996. Prior to joining the Company, Mr. Turner functioned as Managing Director -- Corporate Development, Europe for SCI. From 1990 to 1993, Mr. Turner served as Senior Vice
President -- Operations and Director of The Loewen Group, Inc. From 1986 to 1990, he served as President and Director of Paragon Family Services, Inc. From 1981 to 1986, he served as Senior Vice President -- Corporate Development for SCI. Mr. Turner was a partner in Arthur Young & Company from 1977 to 1981. Currently, he is a director of Metamor Worldwide, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of Common Stock as of February 29, 2000 by (i) each person known by the Company to own beneficially more than five percent of its outstanding Common Stock, (ii) the Company's Chief Executive Officer and each of the Company's other executive officers who are named in the Summary Compensation Table, (iii) each of the Company's directors and (iv) all executive officers and directors as a group. All persons listed have an address c/o of the

Company's principal executive offices and have sole voting and dispositive power over the shares of Common Stock indicated as owned by such person unless otherwise indicated.

                                                              BENEFICIAL OWNERSHIP(1)
                                                              -----------------------
NAME OF BENEFICIAL OWNERS                                      SHARES         PERCENT
-------------------------                                     ---------       -------
B.B. Hollingsworth, Jr. ....................................    673,968         3.0%
John S. Bishop..............................................     18,959           *
Charles M. Smith............................................    717,258(2)      3.2
Scott L. Thompson...........................................    136,589           *
John T. Turner..............................................    185,950           *
John L. Adams...............................................     10,000           *
Bennett E. Bidwell..........................................      7,667           *
John H. Duncan..............................................    206,035           *
Robert E. Howard, II........................................  3,032,718(3)     13.6
Sterling B. McCall, Jr. ....................................  1,468,142(4)      6.6
Alliance Capital Management L.P. ...........................  1,663,400(5)(6)   7.4
Goldman, Sachs & Co. .......................................  1,271,468(7)(8)   5.7
J.L. Kaplan Associates, LLC.................................  1,408,640(9)(10)  6.3
All directors and executive officers as a group (9 persons
  including the directors and executive officers named
  above)....................................................  4,989,144        21.9%

---------------

  *  Less than 1%

 (1) Under the regulations of the Securities Exchange Commission (the "Commission"), shares are deemed to be "beneficially owned" by a person if he directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he has any pecuniary interest in such shares, or if he has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by Messrs. Hollingsworth, Bishop, Thompson, Turner, Bidwell, Duncan and McCall include 95,500, 16,700, 95,280, 150,000, 7,667, 7,667 and 6,250
     shares, respectively, that may be acquired by such person within 60 days through the exercise of stock options. The shares owned by the executive officers and directors as a group include 372,814 shares that may be acquired by such persons within 60 days through the exercise of stock options.

 (2) Includes 900 shares owned by his children

 (3) Includes (i) 780,000 shares held by Howard Investments, L.L.C., which is controlled by Mr. Howard and (ii) 25,450 shares held by Century Reinsurance Company, Inc., which is controlled by Mr. Howard.

 (4) Includes (i) 650,996 shares owned by Studebaker Family Limited Partnership, in which Mr. McCall has an indirect interest, (ii) 250,248 shares owned by Gulf Coast Family Limited Partnership, which is controlled by Mr. McCall,
     (iii) 106,041 shares owned by SBM-T Family Limited Partnership, which is controlled by Mr. McCall and (iv) 25,829 shares owned by Mr. McCall's spouse. Mr. McCall's address is 9400 Southwest Freeway, Houston, Texas 77074.

 (5) As reported on a Schedule 13G as of December 31, 1999 and filed on February 14, 2000.

 (6) The Equitable Companies Incorporated ("Equitable Companies"), 1290 Avenue of the Americas, New York, New York 10104, is a parent holding company with respect to its holdings of Alliance Capital Management L.P. AXA (formerly AXA-UAP) ("AXA"), 9 Place Vendome, 75001 Paris France, owns a majority interest in Equitable Companies. AXA Assurance I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, 21, rue de Chateaudun, 75009 Paris France, AXA Conseil Vie Assurance Mutuelle, 100-101 Terrasse Boieldieu, 92042 Paris La Defense France, and AXA Courtage Assurance Mutuelle, 26 rue Louis le Grand 75002 Paris France, collectively as a group, control AXA. The company has shared voting power of 1,599,400 shares and sole voting power of 64,000 shares.

 (7) As reported on a Schedule 13G as of December 31, 1999 and filed on February 10, 2000.

 (8) The Goldman Sachs Group, Inc., 85 Broad Street, New York, New York 10004, is a parent holding company and Goldman Sach & Co. is a registered broker dealer and investment advisor. The companies have shared voting power and shared dispositive power of all 1,271,468 shares.

 (9) As reported on a Schedule 13G as of December 31, 1999 and filed on January 26, 2000.

(10) J. L. Kaplan Associates, LLC, 222 Berkeley Street, Suite 2010, Boston, Massachusetts 02116 is an investment advisor and has sole voting power of 969,700 shares.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board met six times in 1999. Each Board member attended at least 75% of the meetings of the Board and all of the meetings of the committees on which he served except for Mr. Adams, who joined the Board and committees in November 1999.

     The Board has established an Audit Committee and a Compensation Committee to act on behalf of the Board and to advise the Board with respect to specific matters. The Board does not have a standing nominating committee or a committee that performs a similar function. The responsibilities of the Audit Committee and Compensation Committee are as follows:

     Audit Committee. The Audit Committee is comprised entirely of independent directors who are not officers of the Company. The Audit Committee has been established to discuss the scope and plan of the annual audit of the books and records of the Company; to review, evaluate and advise the Board with respect to the engagement of independent public accountants; to review the adequacy of internal accounting procedures and the Company's system of internal controls; to review and advise the Board with respect to significant Company matters that may impact the Company's financial statements, and to review audit results. Messrs. Bidwell(Chairman), Adams and Duncan are members of the Audit Committee, which held two meetings in 1999. Mr. Adams was elected to the Audit Committee in November 1999 and therefore, did not attend any Audit Committee meetings in 1999.

     Compensation Committee. The Compensation Committee is comprised entirely of directors who are not officers of the Company. The Compensation Committee's function is to review the compensation levels of the Company's executive officers, to administer the Company's stock option and purchase plans and to authorize bonuses, awards under such plans and any other form of remuneration. Messrs. Duncan(Chairman), Adams and Bidwell are members of the Compensation Committee, which held five meetings in 1999. Mr. Adams was elected to the Compensation Committee in November 1999 and therefore, did not attend any Compensation Committee meetings in 1999.

                             EXECUTIVE COMPENSATION

     The following table sets forth annual and long term compensation for services in all capacities to the Company and its subsidiaries for the periods presented of those persons who were, at December 31, 1999, the Chief Executive Officer and the other most highly compensated executive officers of the Company who earned more than $100,000 in 1999 (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                         ANNUAL                     COMPENSATION
                                                    COMPENSATION(1)              ------------------
                                                    ----------------                 SECURITIES
                                                    FISCAL   SALARY     BONUS    UNDERLYING OPTIONS
                                                     YEAR      ($)       ($)            (#)
                                                    ------   -------   -------   ------------------
B.B. Hollingsworth, Jr............................   1999    435,625   430,000        110,000
  Chairman, President and Chief Executive Officer    1998    383,750   360,000        110,000
                                                     1997    360,000        --        200,000
John T. Turner....................................   1999    303,125   300,000         60,000
  Senior Vice President -- Corporate Development     1998    266,667   250,000         60,000
                                                     1997    250,000        --        205,000
Scott L. Thompson.................................   1999    259,375   250,000         60,000
  Senior Vice President -- Chief Financial Officer   1998    213,750   200,000         60,000
     and Treasurer                                   1997    180,000        --        160,000
John S. Bishop (2)................................   1999    303,125   300,000         60,000
  Senior Vice President -- Operations                1998     70,577    75,000        100,000
Charles M. Smith (3)..............................   1999    300,000   300,000         30,000
  Senior Vice President -- Industry Relations

---------------

(1) Amounts exclude perquisites and other personal benefits because such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported.

(2) Mr. Bishop was elected as Senior Vice President -- Operations in October 1998. Prior to such election, Mr. Bishop was not an employee or officer of the Company.

(3) Mr. Smith was elected to serve as Senior Vice President -- Industry Relations effective January 1999. Prior to such election, Mr. Smith was an employee, but not an executive officer of the Company.

STOCK OPTIONS GRANTED IN 1999

     The following table contains certain information concerning stock options granted to the named executive officers in 1999.

                                     INDIVIDUAL GRANTS
                          ----------------------------------------                POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF     PERCENT OF                                   ASSUMED ANNUAL RATES OF
                          SECURITIES   TOTAL OPTIONS   EXERCISE OR                STOCK PRICE APPRECIATION FOR
                          UNDERLYING    GRANTED TO     BASE PRICE                        OPTION TERMS(3)
                           OPTIONS       EMPLOYEES         PER       EXPIRATION   -----------------------------
NAME                      GRANTED(1)    DURING 1999     SHARE(2)        DATE           5%              10%
----                      ----------   -------------   -----------   ----------   -------------   -------------
B.B. Hollingsworth,
  Jr. ..................   110,000         10.8%         $16.47       11/09/09     $1,140,000      $2,887,000
John T. Turner..........    60,000          5.9           16.47       11/09/09        622,000       1,575,000
Scott L. Thompson.......    60,000          5.9           16.47       11/09/09        622,000       1,575,000
John S. Bishop..........    60,000          5.9           16.47       11/09/09        622,000       1,575,000
Charles M. Smith........    30,000          2.9           16.47       11/09/09        311,000         787,000

---------------

(1) The options expire 10 years from the date of grant. The options awarded to Messrs. Hollingsworth and Turner vest in 33% increments per year beginning on November 9, 2000. The options awarded to Mr. Thompson vest in 20% increments per year beginning on November 9, 2000. The options awarded to

    Messrs. Bishop and Smith vest 40% beginning on November 9, 2001 and thereafter in 20% increments annually.

(2) The exercise price of the options was based upon the fair market value of the Common Stock on the date of grant.

(3) Calculated based upon the indicated rates of appreciation, compounded annually, from the date of grant to the end of each option term. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved. The calculation does not take into account the effects, if any, of provisions of the option plan governing termination of options upon employment termination, transferability or vesting.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table contains certain information concerning the value of unexercised options at December 31, 1999.

                                                             NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                               VALUE     OPTIONS AT DECEMBER 31, 1999       DECEMBER 31, 1999(2)
                            SHARES ACQUIRED   REALIZED   -----------------------------   ---------------------------
NAME                        ON EXERCISE(#)     ($)(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                        ---------------   --------   -----------    -------------    -----------   -------------
B.B. Hollingsworth, Jr. ...     20,000        $344,500      95,500         292,500        $295,720      $  649,000
John T. Turner.............     20,000         324,500     150,000         270,000         921,313       1,252,438
Scott L. Thompson..........     10,000         139,750      95,280         228,000         555,203         960,500
John S. Bishop.............         --              --      16,700         143,300              --              --
Charles M. Smith...........         --              --          --          30,000              --              --

---------------

(1) The value realized upon the exercise of a stock option is equal to the difference between the closing price of the Common Stock on the New York Stock Exchange on the date of exercise and the exercise price of the stock option multiplied by the number of shares acquired.

(2) The value of each unexercised in-the-money stock option is equal to the difference between the closing price of the Common Stock on the New York Stock Exchange on December 31, 1999 of $13.94 and the per share exercise price of the stock option.

COMPENSATION OF DIRECTORS

     During 1999, Board members, other than those employed by the Company, received an annual fee of $6,000, a fee of $1,500 for attendance at each meeting of the Board and a fee of $1,000 for attendance at each meeting of a committee of the Board. In 2000, Board members, other than those employed by the Company, will receive an annual fee of $12,000, a fee of $3,000 for attendance at each meeting of the Board and a fee of $1,000 for attendance at each meeting of a committee of the Board. Directors also receive the use of one company vehicle or the economic equivalent. In addition, directors are eligible for grants of stock options and other awards pursuant to the Company's 1996 Stock Incentive Plan. Messrs. Duncan and Bidwell each received options to purchase 10,000 shares of Common Stock for $12.00 per share in 1997, 3,000 shares of Common Stock for $17.88 per share in 1998, and 3,000 shares of Common Stock for $16.47 per share in 1999 under the 1996 Stock Incentive Plan. Mr. Adams received options to purchase 10,000 shares of Common Stock for $16.47 per share in 1999 under the 1996 Stock Incentive Plan.

EMPLOYMENT AGREEMENTS

     Each of the named executive officers, except Mr. Bishop, has entered into employment agreements with the Company dated November 3, 1997. Mr. Bishop entered into an employment agreement with the Company dated October 7, 1998. The employment agreements provide for the following annual base salaries: B.B. Hollingsworth, Jr. -- $475,000; John T. Turner -- $325,000; Scott L.
Thompson -- $325,000; John S. Bishop -- $325,000 and Charles M.
Smith -- $300,000. The employment agreements also provide that such officers' participation in bonus plans will be governed by the bonus and incentive plans adopted by the Compensation Committee of the Board.

     Each employment agreement is for a term of five years, and unless terminated or not renewed by the Company or the employee, the term will continue thereafter on a month-to-month basis terminable at any time by either the Company or the employee, with or without cause, upon thirty days notice. In the event of a termination of employment by the Company without cause or by the employee due to an uncorrected material breach of the employment agreement by the Company, the employee is entitled to receive his or her base salary paid bi-weekly until the end of his contract term. In the event of an involuntary termination of employment following a merger, consolidation or dissolution of the Company or a sale of all its assets, the employee is entitled to a lump sum payment equal to the amount of base pay he is entitled to under the remainder of his contract. The Company is not obligated to pay any amounts to the employee other than his pro rata base salary through the date of his or her termination upon (i) voluntary termination of employment by the employee; (ii) termination of employment by the Company for cause (as defined in the employment agreements); (iii) death of the employee; or (iv) long-term disability of the employee. During the period of employment and for a period of three years after termination of employment, the employees are generally prohibited from competing or assisting others to compete with the Company. In addition, during the period of employment and for a period of five years after termination of employment, the employees are generally prohibited from inducing any other employee to terminate employment with the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee's primary responsibilities include reviewing and approving the compensation plans of the officers and certain other employees of the Company and administering the Company's stock option and purchase plans.

     Executive Compensation. The Compensation Committee believes that compensation of executive officers should not only be adequate to attract, motivate and retain competent executive personnel, but should also serve to align the interests of the executive officers with those of the stockholders. To achieve this goal the Company has adopted both short-term and long-term incentive compensation plans that are dependent upon the Company's performance.

     Base Salary. The Company and Compensation Committee have established a pay-for-performance philosophy by generally providing conservative base salaries while emphasizing incentive compensation programs. Executive salary levels have been and will continue to be based on market salary levels, individual performance and the financial performance of the Company.

     Incentive Compensation. The Compensation Committee has adopted an incentive compensation program for its executive officers that is based on the earnings per share growth of the Company. Dependent upon the earnings per share target achieved, these individuals could earn bonuses up to, but not exceeding, the amount of their base compensation.

     Stock Option Plan. Stock options are granted to employees, including executive officers, to align their long-term interests with those of the stockholders. Additionally, it allows them to develop and maintain a potentially significant equity ownership position in the Company.

     Employee Stock Purchase Plan. Generally, under this plan, all employees, including the executive officers, are offered the opportunity to purchase a limited amount of the Company's Common Stock at a 15% discount to market. This is an additional equity incentive the Company has offered to all of its employees to further promote the enhancement of stockholder value.

     The Compensation Committee consults from time to time with Towers Perrin, a consulting firm experienced in executive compensation, and who has access to national compensation surveys and the Company's financial records. The Compensation Committee reviews each element of compensation to ensure that the total compensation delivered is reflective of company performance with input on market competitiveness. In the last review, the Compensation Committee confirmed that the executive compensation program was meeting the targeted objectives.

     Chief Executive Officer Compensation. As described above, the Company's executive compensation philosophy is based on providing conservative base salaries with emphasis placed on incentive compensation programs, including the compensation of the Company's Chief Executive Officer, B.B. Hollingsworth, Jr. The following discussion summarizes the actions taken with respect to Mr. Hollingsworth's compensation for 1999.

     Base Salary. Mr. Hollingsworth's base salary was increased 10.5% during 1999 to $475,000 after receiving an increase to $430,000 in 1998. This increase was given in order to recognize the Company's achievements during 1998 and 1999 under Mr. Hollingsworth's leadership. The base salary portion of Mr. Hollingsworth's compensation is targeted to provide a salary that approximates the 50th percentile of those provided by other companies in the compensation study, after considering relative performance of the companies.

     Incentive Compensation. Mr. Hollingsworth earned incentive compensation of $430,000 during 1999, and $360,000 of incentive compensation in 1998. Mr. Hollingsworth received the highest level of incentive compensation achievable, as the Company's earnings per share for the year exceeded the highest target for the year. Earnings per share increased 33.6% from $1.16 in 1998 to $1.55 in 1999. Mr. Hollingsworth's incentive compensation is targeted to fall in the 75th percentile of the companies in the compensation study.

     Stock Option Plan. Mr. Hollingsworth was granted options to purchase 110,000 shares of the Company's Common Stock, pursuant to the Company's 1996 Stock Incentive Plan. This award was given in recognition of the Company's performance in 1999 and is targeted to fall in the 75th percentile of the awards provided by the other companies in the compensation study.

     Deductibility. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to a public company for compensation paid to its chief executive officer and four other most highly compensated executive officers if the compensation of any of such officers exceeds $1 million in a particular year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company has structured portions of its performance-based compensation of executive officers (such as stock option grants) in a manner that excludes such compensation from the deduction limit. Awards under the Company's incentive compensation plan do not qualify for exclusion from the deduction limit.

     The Compensation Committee does not currently intend to award levels of compensation that would result in a limitation on the deductibility of a portion of such compensation for federal income tax purposes pursuant to Section 162(m) of the Code. However, the Compensation Committee may authorize compensation that results in such limitations in the future if it determines that such compensation is in the best interest of the Company.

     Respectfully submitted by the Compensation Committee of the Board of Directors of the Company,

John H. Duncan, Chairman
John L. Adams
Bennett E. Bidwell

                               PERFORMANCE GRAPH

     As required by applicable rules of the Securities and Exchange Commission, the performance graph shown below was prepared based upon the following assumptions:

          1. $100 was invested in the Company's Common Stock, the S&P 500 and the Peer Group (as defined below) on October 29, 1997 at the initial public offering price of the Company's Common Stock of $12 per share and the closing price of the stocks comprising the S&P 500 and the Peer Group, respectively, on such date. The Company's Common Stock began trading on the New York Stock Exchange on October 30, 1997.

          2. Peer Group investment is weighted based upon the market capitalization of each individual company within the Peer Group at the beginning of the period.

          3. Dividends are reinvested on the ex-dividend dates.

     The companies that comprise the Company's current Peer Group are as follows: AutoNation, Inc, CarMax Group, Lithia Motors, Inc., Sonic Automotive, Inc. and United Auto Group, Inc. Cross-Continent Auto Retailers, Inc. was included in the Company's Peer Group and the Performance Graph from October 1997 until it was acquired by AutoNation, Inc. in January 1999.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*

                                    [GRAPH]

* TOTAL RETURN BASED ON $100 INITIAL INVESTMENT & REINVESTMENT OF DIVIDENDS

                                                                GROUP 1
                                                              AUTOMOTIVE,             PEER GROUP
                      MEASUREMENT DATE                           INC.       S&P 500      ONLY
                      ----------------                        -----------   -------   ----------
     10/97..................................................    $100.00     $100.00    $100.00
     12/97..................................................      75.52      102.87      70.57
     12/98..................................................     216.67      132.27      47.43
     12/99..................................................     116.16      160.10      29.90

RELATED TRANSACTIONS

     Set forth below is a description of certain transactions entered into between the Company and certain of its officers, directors and stockholders.

  The Bob Howard East Acquisition

     In November 1997, the Company entered into an agreement to acquire Bob Howard Automotive-East, Inc. ("Bob Howard East"), subject to Bob Howard East's consummation of the acquisition of a Chevrolet franchise in Tulsa, Oklahoma. The above transactions were completed in January 1999 resulting in the following, previously agreed upon, consideration being paid to Mr. Howard for the business acquired:

          (i) the release of 592,303 shares of Common Stock which have been outstanding and held in escrow and

          (ii) the assumption by the Company of Bob Howard East's $2.5 million liability to Mr. Howard, which was repaid subsequent to closing the transactions.

  Leases

     The Company generally seeks to enter into lease agreements that have 30 year terms and are cancelable at the Company's option at various times during the lease term. As a result, the Company leases a majority of its facilities at what are believed to be market terms.

     North Broadway Real Estate, an Oklahoma limited liability company owned 50% by Mr. Howard and 50% by an unrelated third party leases the real estate and facilities of the Howard collision repair center to the Company. This lease, provides for a monthly rental rate of $9,000, and requires the Company to pay all applicable property taxes, maintain adequate insurance and, if necessary, repair or replace the leased building. The lease term is month-to-month.

     The Company also leases several other facilities from officers, directors and large stockholders of the Company. The Company leases these other facilities under uniform lease agreements (the "Related Party Leases"). The term of each Related Party Lease is for 30 years. The leases are cancelable at the Company's option ten years from execution of the lease and at the end of each subsequent five year period. Additionally, the Company has a right of first refusal to acquire the property. Each Related Party Lease requires the Company to be responsible for taxes, insurance and, in certain circumstances, maintenance. Each of the Related Party Leases and the rents payable thereunder are described below. Under each of the Related Party Leases, the rent is subject to increases every five years based on increases in the Consumer Price Index.

     Mike Smith Autoplaza, a subsidiary of the Company, leases property owned by a general partnership, of which the children of Mr. Smith are partners. The property is used by Mike Smith Autoplaza as an automobile dealership in Beaumont, Texas. The lease provides for monthly rental payments of $46,500.

     Bob Howard Automall, a subsidiary of the Company, leases two properties owned by Mr. Howard and used by Bob Howard Automall as automobile dealerships in Oklahoma City, Oklahoma. These leases provide for monthly rental payments of $85,862.

     Bob Howard Chevrolet, a subsidiary of the Company, leases property owned by Mr. Howard and used by Bob Howard Chevrolet as an automobile dealership in Oklahoma City, Oklahoma. The lease relating to this property provides for monthly rental payments of $48,500.

     Bob Howard Toyota, a subsidiary of the Company, leases property owned by Mr. Howard and used by Bob Howard Toyota as an automobile dealership in Oklahoma City, Oklahoma. The lease relating to this property provides for monthly rental payments of $33,500.

  Other

     Pursuant to an Agreement and Plan of Reorganization (the "Agreement"), dated November 4, 1999, the Company acquired SMC Investment, Inc., a company directly and indirectly owned by Mr. Sterling McCall and his family, for approximately $2.5 million in cash and 667,437 shares of common stock of the Company. The assets of SMC Investment, Inc. consisted of 637,475 shares of the Company's Common Stock and various other assets, including cash of $3.2 million. As part of the Agreement, Mr. McCall agreed not to sell any shares of common stock of the Company controlled by him, until July 15, 2001.

     Pursuant to lock-up agreements dated June 24, 1999 (the "Lock-Up Agreements"), Messrs. Duncan, Hollingsworth and Smith agreed not to sell any shares of common stock of the Company until July 15, 2000, except in an offering registered with the Securities and Exchange Commission initiated by the Company.

     Pursuant to a Lock-Up Agreement dated June 24, 1999, Mr. Howard agreed not to sell any shares of common stock of the Company owned by him, other than up to 200,000 shares until July 15, 2000. Under the Lock-Up Agreement, the Company agreed to file a registration statement covering 200,000 shares of common stock of the Company owned by Mr. Howard. Under the Lock-Up Agreement, unless the Company otherwise consents, Mr. Howard may only sell the 200,000 shares covered by the registration statement in a manner approved by the Company. The Company has agreed to pay all expenses incurred in connection with the registration statement, other than the underwriters' discounts and commissions applicable to the common stock sold by Mr. Howard and any costs for experts or professionals (other than legal counsel) employed by Mr. Howard. The Company has agreed to indemnify Mr. Howard for liabilities arising under the Securities Act with respect to any such offering, other than liabilities arising from information furnished by Mr. Howard. Mr. Howard has agreed to indemnify the Company for liabilities arising under the Securities Act with respect to any such offering as a result of information furnished by Mr. Howard.

     Goldman Sachs & Co. acted as managing underwriter in the Company's issuance of 2 million shares of Common Stock and $100 million 10 7/8% Senior Subordinated Notes to the public in March 1999 for which Goldman Sachs & Co. received customary underwriting commissions and discounts. From time to time, Goldman Sachs & Co. has, and may in the future, render certain investment banking services to the Company for which it will receive customary fees.

                                     ITEM 2

      PROPOSAL TO AMEND GROUP 1 AUTOMOTIVE, INC. 1996 STOCK INCENTIVE PLAN

     The Board and the stockholders of the Company adopted the Group 1 Automotive, Inc. 1996 Stock Incentive Plan (the "Stock Incentive Plan") in November 1996. An amendment to the Stock Incentive Plan increasing the number of shares issuable under the plan from 1,500,000 to 2,000,000 was approved by the Board and the stockholders of the Company in March 1997. An amendment to the Stock Incentive Plan increasing the number of shares issuable under the plan from 2,000,000 to 3,000,000 was approved by the Board and the stockholders of the Company in May 1999. The purpose of the Stock Incentive Plan is to encourage selected persons, including the principals and key personnel of acquired dealerships, to serve as employees, directors, consultants, and advisors of the Company and its subsidiaries and to develop in such individuals a proprietary interest in the growth and performance of the Company. A further purpose of the Stock Incentive Plan is to provide such individuals with an increased incentive to contribute to the Company's future success and prosperity, thus enhancing the value of the Company for the benefit of its stockholders and to enhance the ability of the Company and its subsidiaries to attract and retain individuals who are essential to the progress, growth and profitability of the Company.

     As of December 31, 1999, the Company had issued options to purchase 2,868,077 shares of Common Stock under the Stock Incentive Plan. The Company projects that by June 2000, all shares authorized under the Stock Incentive Plan will be awarded. The Board of the Company believes that in order to continue to attract and retain high quality personnel, including the principals and key personnel of acquired dealerships, the Stock Incentive Plan should be amended to increase the number of shares authorized under the plan from 3,000,000 to 4,500,000 shares. The Company projects that 4,500,000 shares will be sufficient to cover awards under the Stock Incentive Plan until June 2001.

     The Board has adopted an amendment to the Stock Incentive Plan to increase the number of shares available for issuance under the plan from 3,000,000 to 4,500,000. The amendment to the Stock Incentive Plan is contingent upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the meeting. Under Delaware law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. The Board recommends voting "FOR" approval by the stockholders of the amendment to the Stock Incentive Plan.

SUMMARY OF STOCK INCENTIVE PLAN

     The following general description of the Stock Incentive Plan does not cover all matters addressed by the Stock Incentive Plan. We urge you to read the Stock Incentive Plan.

     The Stock Incentive Plan provides for the grant of any or all of the following types of awards:

     - incentive stock options;

     - stock options that do not constitute incentive stock options ("non-statutory stock options"); and

     - restricted stock.

     Any stock option granted in the form of an incentive stock option must satisfy the applicable requirements of Section 422 of the Code. Awards may be made to the same person on more than one occasion and may be granted singly, in combination or in tandem as determined by the Compensation Committee, which is currently comprised of Messrs. Duncan, Adams and Bidwell. As of December 31, 1999 the Company had incentive stock options and non-statutory stock options to purchase an aggregate of 2,868,077 shares of Common Stock, outstanding under the Stock Incentive Plan.

     Term. The Stock Incentive Plan was adopted effective as of November 1996 and will terminate in November 2006 unless terminated earlier by the Board. Termination of the Stock Incentive Plan will not affect the awards made prior to termination, but awards will not be made after termination.

     Administration. The Stock Incentive Plan is administered by the Compensation Committee. Subject to the terms of the Stock Incentive Plan, the Compensation Committee has sole authority and discretion to: (i) designate which employees, consultants or directors shall receive an award; (ii) determine the types of awards to be granted under the Stock Incentive Plan; (iii) determine the time or times an award shall be made; (iv) determine the number of shares of Common Stock that may be issued under each option or restricted stock award; (v) determine the terms and conditions of any award; (vi) interpret, construe and administer the Stock Incentive Plan and any agreement relating to an award made under the Stock Incentive Plan; and (vii) make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the plan.

     Eligibility. Awards may be granted only to persons who, at the time of grant, are employees or consultants of the Company or its subsidiaries or directors of the Company. As of December 31, 1999, 378 employees of the Company or its subsidiaries or directors of the Company had been granted options under the Stock Incentive Plan.

     Shares Subject to the Stock Incentive Plan. There are 3,000,000 shares of Common Stock reserved for issuance under the Stock Incentive Plan. An additional 1,500,000 shares of Common Stock have been reserved for issuance subject to approval of the stockholders of the Company. If an award granted under the Stock Incentive Plan lapses or otherwise terminates without the delivery of shares of Common Stock or of other consideration, then the shares of Common Stock covered by such award will again be available for granting awards under the Stock Incentive Plan. The maximum number of shares of Common Stock that may be subject to awards granted to any one individual during any calendar year may not exceed 500,000 shares of Common Stock. This limitation with respect to any individual shall be applied in a manner that will permit compensation generated under the Stock Incentive Plan to constitute "performance-based" compensation for purposes of Section 162(m) of the Code. Any shares of Common Stock delivered pursuant to an award may consist, in whole or in part, of authorized and unissued shares or (where permitted by applicable law) previously issued shares of Common Stock reacquired by the Company. The number of shares authorized to be issued under the Stock Incentive Plan and the maximum number of shares that may be awarded to any one individual during any calendar year are subject to adjustment upon a reorganization, stock split, recapitalization or other change in the Company's capital structure.

     Stock Options. The Stock Incentive Plan provides for two types of options: incentive stock options and non-statutory stock options. The Compensation Committee is authorized to grant options to eligible participants (which in the case of incentive stock options are only individuals who are employed by the Company or one of its subsidiaries at the time of grant) with the following terms and conditions:

     The purchase price per share of Common Stock of an option will be determined by the Compensation Committee; provided, however, that (a) in the case of an incentive stock option, such purchase price will not be less than the fair market value of a share of Common Stock on the date of grant of such option and (b) in the case of a non-statutory stock option, such purchase price will not be less than 80% of the fair market value of a share of Common Stock on the date of grant of such option. Further, the purchase price of any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of stock of the Company or of any subsidiary within the meaning of Section 422(b)(6) of the Code must be at least 110% of the fair market value of a share of Common Stock at the time such option is granted. The purchase price or portion thereof shall be paid in full in the manner prescribed by the Compensation Committee.

     The Compensation Committee determines the term of each option; provided, however, that any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of stock of the Company or of any subsidiary within the meaning of Section 422(b)(6) of the Code must not be exercisable after the expiration of five years from the date of grant. The Compensation Committee also determines the time at which an option may be exercised in whole or in part, and the method by which (and the form, including cash or shares of Common Stock or any combination thereof having a fair market value on the exercise date equal to the relevant exercise price, in which) payment of the exercise price with respect thereto may be made or deemed to have been made.

     Each incentive stock option shall not be transferable other than by will or the laws of descent and distribution, and shall be exercisable during the holder's lifetime only by such holder or the holder's guardian or legal representative. Each non-statutory stock option will not be transferable other than (a) by will or the laws of descent and distribution, (b) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or (c) with the consent of the Compensation Committee.

     Restricted Stock Awards. The Compensation Committee is authorized to grant restricted stock awards to eligible individuals. Pursuant to a restricted stock award, shares of Common Stock will be issued or delivered to the holder without any cash payment to the Company, except to the extent otherwise provided by the Compensation Committee or required by law; provided, however, that such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit such shares to the Company as may be determined in the discretion of the Compensation Committee. The restrictions on disposition and the forfeiture restrictions may lapse based upon (a) the Company's attainment of specific performance targets established by the Compensation Committee that are based on (1) the price of a share of Common Stock, (2) the Company's earnings per share, (3) the Company's market share, (4) the market share of a business unit of the Company designated by the Compensation Committee, (5) the Company's sales, (6) the sales of a business unit of the Company designated by the Compensation Committee or (7) the return on stockholders' equity achieved by the Company, (b) the holder's continued employment with the Company or continued service as a consultant or director for a specified time, (c) the occurrence of any event or the satisfaction of any other condition specified by the Compensation Committee, or (d) a combination of these factors. The Company retains custody of the shares of Common Stock issued pursuant to a restricted stock award until the disposition and forfeiture restrictions lapse. The holder may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of such shares until the expiration of the restriction period. However, upon the issuance to the holder of shares of Common Stock pursuant to a restricted stock award, except for the foregoing restrictions, such holder will have all the rights of a stockholder of the Company with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares.

     Corporate Change. The Stock Incentive Plan provides that, upon a Corporate Change (as hereinafter defined), the Compensation Committee may accelerate the vesting and exercise date of options, cancel options and make payments in respect thereof in cash, adjust the outstanding options as appropriate to reflect such Corporate Change, or provide that each option shall thereafter be exercisable for the number and class of securities or property that the optionee would have been entitled to had the option already been exercised. Upon the occurrence of a Corporate Change, the Compensation Committee may fully vest any restricted stock awards then outstanding and, upon such vesting, all restrictions applicable to such restricted stock will terminate. The Stock Incentive Plan provides that a Corporate Change occurs (a) if the Company is dissolved and liquidated, (b) if the Company is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity), (c) if the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets, (d) if any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding shares of the Company's voting stock or (e) if after a contested election of directors, the persons who were directors before such election cease to constitute a majority of the Board of the Company.

     Amendment. The Board in its discretion may terminate the Stock Incentive Plan at any time with respect to any shares for which an award has not theretofore been made. The Board has the right to alter or amend the Stock Incentive Plan or any part thereof from time to time; provided that no change in any award theretofore made may be made which would impair the rights of the recipient of the award without the consent of such recipient and provided, further, that the Board may not, without approval of the stockholders, amend the Stock Incentive Plan to (a) increase the maximum aggregate number of shares of Common Stock that may be issued under the Stock Incentive Plan or (b) change the class of individuals eligible to receive awards under the Stock Incentive Plan.

UNITED STATES FEDERAL INCOME TAX ASPECTS OF THE STOCK INCENTIVE PLAN

     Non-Statutory Stock Options. As a general rule, no federal income tax is imposed on the optionee upon the grant of a non-statutory stock option such as those under the Stock Incentive Plan and the Company is not entitled to a tax deduction by reason of such a grant. Generally, upon the exercise of a non-statutory stock option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for such shares. Upon the exercise of a non-statutory stock option, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the optionee assuming any federal income tax reporting requirements are satisfied. Upon a subsequent disposition of the shares received upon exercise of a non-statutory stock option, any appreciation after the date of exercise should qualify as capital gain. If the shares received upon the exercise of an option are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and the Company's tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse.

     Incentive Stock Options. The incentive stock options under the Stock Incentive Plan are intended to constitute "incentive stock options" within the meaning of Section 422 of the Code. Incentive stock options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an incentive stock option if the optionee does not dispose of shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the "holding period"). In such event, the Company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an incentive stock option, the difference between the fair market value of the stock on the date of exercise and the exercise price must be included in the optionee's alternative minimum taxable income. However, if the optionee exercises an incentive stock option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

     Upon disposition of the shares received upon exercise of an incentive stock option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an incentive stock option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

     Restricted Stock. An employee who has been granted restricted stock under the Stock Incentive Plan will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. Upon expiration of the forfeiture restrictions (i.e., as shares become vested), the holder will realize ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares, and, subject to the application of Section 162(m) of the Code as discussed below, the Company will be entitled to a corresponding deduction. Dividends paid to the holder during the period that the forfeiture restrictions apply will also be compensation to the employee and deductible as such by the Company. Notwithstanding the foregoing, the recipient of restricted stock may elect to be taxed at the time of grant of the restricted stock based upon the fair market value of the shares on the date of the award, in which case
(a) subject to Section 162(m) of the Code, the Company will be entitled to a deduction at the same time and in the same amount, (b) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by the Company, and (c) there will be no further federal income tax consequences when the forfeiture restrictions lapse.

     Section 162(m) of the Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as "performance-based" is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations thereunder, the Company's ability to deduct compensation income generated in connection with the exercise of stock options granted under the Stock Incentive Plan that have an exercise price equal to or greater than the fair market value of the shares on the date of grant should not be limited by Section 162(m) of the Code. However,
Section 162(m) of the Code could limit the Company's deduction with respect to compensation income generated in connection with the exercise of an option that had an exercise price less than the fair market value of the shares on the date of grant. The Stock Incentive Plan has been designed to provide flexibility with respect to whether restricted stock awards will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. If the forfeiture restrictions relating to a restricted stock award are based solely upon the satisfaction of one of the performance criteria set forth in the Stock Incentive Plan, then the Company believes that the compensation expense relating to such an award will be deductible by the Company if the restricted stock becomes vested. However, compensation expense deductions relating to restricted stock awards will be subject to the Section 162(m) deduction limitation if the restricted stock becomes vested based upon any other criteria set forth in such award.

     The Stock Incentive Plan is not qualified under Section 401(a) of the Code.

     The comments set forth in the above paragraphs are only a summary of certain of the United States federal income tax consequences relating to the Stock Incentive Plan. No consideration has been given to the effects of state, local, or other tax laws on the Stock Incentive Plan or award recipients.

INAPPLICABILITY OF ERISA

     Based upon current law and published interpretations, the Company does not believe the Stock Incentive Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

PARTICIPATION IN STOCK INCENTIVE PLAN

     The following table sets forth certain information concerning options granted under the Stock Incentive Plan from January 1, 1999 through December 31, 1999:

                                                                   OPTIONS GRANTED
INDIVIDUAL OR GROUP                                            (SHARES OF COMMON STOCK)
-------------------                                            ------------------------
B.B. Hollingsworth, Jr. ....................................           110,000
John S. Bishop..............................................            60,000
Scott L. Thompson...........................................            60,000
John T. Turner..............................................            60,000
Charles M. Smith............................................            30,000
All current executive officers as a group...................           320,000
All current directors who are not executive officers as a
  group.....................................................            16,000
All employees who are not executive officers as a group.....           679,850

     THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE GROUP 1 AUTOMOTIVE, INC. 1996 STOCK INCENTIVE PLAN INCREASING THE NUMBER OF SHARES THAT MAY BE ISSUED UNDER SUCH PLAN FROM 3,000,000 SHARES TO 4,500,000 SHARES.

                                     ITEM 3

                   PROPOSAL TO AMEND GROUP 1 AUTOMOTIVE, INC.
                       1998 EMPLOYEE STOCK PURCHASE PLAN

     The Board and the stockholders of the Company adopted the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan (the "Purchase Plan") on September 23, 1997. The purpose of the Purchase Plan is to provide an incentive for employees of the Company and certain of its subsidiaries to acquire or increase a proprietary interest in the Company through the purchase of shares of the Company's Common Stock.

     The Board has adopted an amendment to the Purchase Plan, subject to stockholder approval, increasing the number of shares of Common Stock that may be issued under the Purchase Plan from 1,000,000 to 1,500,000 shares. The amendment to the Purchase Plan is contingent upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the meeting. Under Delaware law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. The Board recommends voting "FOR" approval by the stockholders of the amendment to the Purchase Plan.

SUMMARY OF PURCHASE PLAN

     Shares Available under the Purchase Plan; Adjustments. The total number of shares of Common Stock that may currently be issued under the Purchase Plan may not in the aggregate exceed 1,000,000 shares, which may be unissued or reacquired shares, including shares bought on the market or otherwise for purposes of the Purchase Plan. As of December 31, 1999, 431,272 shares have been issued pursuant to the Purchase Plan. The number of shares issuable under the Purchase Plan is subject to adjustment in the event of a change in the Common Stock by reason of a stock dividend or by reason of a subdivision, stock split, reverse stock split, recapitalization, reorganization, combination, reclassification of shares or other similar change. Upon any such event, the maximum number of shares that may be subject to any option, and the number and option price of shares subject to options outstanding under the Purchase Plan will also be adjusted accordingly.

     Eligibility. Each employee of the Company or any present or future subsidiary of the Company that has been or will be designated as a "Participating Company" by the administrative committee of the Purchase Plan (the "Administrative Committee") as of a date of grant are eligible to participate in the Purchase Plan. However, no option may be granted to an employee if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporations (within the meaning of Sections 423(b)(3) and 424(d) of the Code). At December 31,1999, approximately 1,200 employees were actively participating in the Purchase Plan.

     Participation. An eligible employee may elect to participate in the Purchase Plan for any calendar quarter during the period from January 1, 1998 to June 30, 2007, on the first day of each successive April, July, October and January (each of which dates is referred to as a "date of grant"). Except as otherwise provided in the Purchase Plan, the term of each option granted under the Purchase Plan will be for three months (each of such three-month periods is referred to as an "option period"), which will begin on a date of grant and end on the last day of each option period (referred to as a "date of exercise"). Subject to certain limitations of the Code, the number of shares subject to an option for a participant will equal the quotient of (a) the aggregate payroll deductions withheld on behalf of such participant during the option period, divided by (b) the option price of the Common Stock applicable to the option period, including fractions; provided, however, that the maximum number of shares that may be subject to any option may not exceed 3,000 (subject to adjustment).

     An eligible employee may participate in the Purchase Plan only by means of payroll deduction. Each eligible employee who elects to participate in the Purchase Plan must deliver to the Company, within the time period prescribed by the Administrative Committee, a written payroll deduction authorization in a form prepared by the Company whereby he gives notice of his election to participate in the Purchase Plan as of the next following date of grant, and whereby he designates a percentage of his eligible compensation to be deducted from his compensation for each pay period and paid into the Purchase Plan for his account. The designated percentage may not be less than 1% nor greater than 10%; provided, however, that no employee may be granted an option under the Purchase Plan that permits his rights to purchase Common Stock under the Purchase Plan and under all other employee stock purchase plans of the Company and its parent and subsidiary corporations to accrue at a rate that exceeds $25,000 of fair market value of Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     Subject to the limits described above, each participant in the Purchase Plan automatically and without any act on his part will be deemed to have exercised his option on each date of exercise to the extent of his unused payroll deductions under the Purchase Plan and to the extent the issuance of Common Stock to such participant upon such exercise is lawful. The per share purchase price of the Common Stock to be paid by each participant on each exercise of his option will equal 85% of the fair market value of the Common Stock on the date of exercise or on the date of grant, whichever amount is less. For all purposes under the Purchase Plan, the fair market value of a share of Common Stock on a particular date is equal to the closing price of the Common Stock on the New York Stock Exchange, Inc. on that date (or, if no shares of Common Stock have been traded on that date, on the next regular business date on which shares of the Common Stock are so traded).

     A participant who elects to participate in the Purchase Plan and who takes no action to change or revoke such election prior to any subsequent date of grant will be deemed to have made the same election, including the same attendant payroll deduction authorization, for such next following and/or subsequent date(s) of grant.

     Withdrawal from the Plan and Changes in Payroll Authorization. A participant may not elect to change the percentage of his payroll deductions during an option period. However, any participant may withdraw in whole from the Purchase Plan at any time prior to the date of exercise relating to a particular option period by timely delivering to the Company a notice of withdrawal in a form prepared by the Company. Partial withdrawals are not permitted. Promptly following receipt of the notice of withdrawal, the Company will refund to the participant the amount of his payroll deductions under the Purchase Plan that have not yet been otherwise returned or used upon exercise of options and thereafter the participant's payroll deduction authorization and interest in unexercised options under the Purchase Plan will terminate.

     Delivery of Shares; Restrictions on Transfer. As soon as practicable after each date of exercise, the Company will deliver to a custodian (currently Merrill Lynch, Pierce, Fenner & Smith Incorporated) one or more certificates representing (or will otherwise cause to be credited to the account of such custodian) the total number of whole shares of Common Stock respecting options exercised on such date of exercise in the aggregate (for both whole and fractional shares) of all of the participating eligible employees. Any remaining amount representing a fractional share will not be certificated (or otherwise so credited) and such remaining amount will be paid in cash to the custodian. The custodian will keep accurate records of the beneficial interests of each participating employee in such shares by means of participant accounts under the Purchase Plan, and will provide quarterly or such other periodic statements with respect thereto as may be directed by the Administrative Committee.

     Except as otherwise provided in the Purchase Plan, for a period of six months (or such other period as the Administrative Committee may specify with respect to a particular grant of options) after the date of exercise of an option, a participant may not sell or otherwise transfer, encumber or dispose of the shares of Common Stock issued in connection with such exercise. Following this restriction period, the optionee may, pursuant to procedures established by the Administrative Committee and the custodian, direct the sale or distribution of some or all of the whole shares of Common Stock in his account that are not then subject to transfer restrictions and, in the event of a sale, request payment of the net proceeds from such sale. The transfer restrictions will also cease to apply upon the termination of a participant's employment with the Company and its parent or subsidiary corporations for any reason whatsoever.

     Termination of Employment; Leaves of Absence. Except as described below, if the employment of a participant terminates for any reason, then the participant's participation in the Purchase Plan ceases and the Company will refund the amount of such participant's payroll deductions under the Purchase Plan that have not yet been otherwise returned or used upon exercise of options. If the employment of a participant terminates after such participant has attained age 65 or due to death or disability, the participant, or the participant's personal representative, as applicable, may elect either (a) to withdraw all of the participant's accumulated unused payroll deductions under the Purchase Plan or (b) to exercise the participant's option for the purchase of Common Stock at the end of the option period during which the participant terminated employment for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions at the date of the participant's termination of employment will purchase at the applicable option price, with any excess cash in such account to be returned to the participant or such personal representative. If no such election is timely received by the Company, the participant or personal representative will automatically be deemed to have elected the second alternative and promptly after the exercise of the option, all shares of Common Stock in such participant's account under the Purchase Plan will be distributed to the participant or such personal representative.

     During a paid leave of absence approved by the Company and meeting Internal Revenue Service regulations, a participant's elected payroll deductions will continue. A participant may not contribute to the Purchase Plan during an unpaid leave of absence. If a participant takes an unpaid leave of absence that is approved by the Company and meets Internal Revenue Service regulations, then such participant's payroll deductions for such option period that were made prior to such leave may remain in the Purchase Plan and be used to purchase Common Stock on the date of exercise relating to such option period. If a participant takes a leave of absence not described above, then such participant will be considered to have withdrawn from the Purchase Plan. Further, notwithstanding the foregoing, if a participant takes a leave of absence that is described in the first or third sentence of this paragraph and such leave of absence exceeds 90 days, then such participant will be considered to have withdrawn from the Purchase Plan on the 91st day of such leave of absence.

     Restriction Upon Assignment of Option. An option granted under the Purchase Plan may not be transferred other than by will or the laws of descent and distribution. Subject to certain limited exceptions, each option is exercisable, during the participant's lifetime, only by the employee to whom granted.

     Administration and Modification of the Purchase Plan. The Purchase Plan is to be administered by a committee appointed from time to time by the Board. The Board in its discretion may terminate the Purchase Plan at any time with respect to any Common Stock for which options have not been granted. The Board or the Administrative Committee has the right to alter or amend the Purchase Plan or any part thereof from time to time; provided, however, that no change in any option granted may be made that would impair the rights of an optionee without the consent of such optionee.

     Merger, Consolidation or Liquidation of the Company. If the Company is not the surviving corporation in any merger or consolidation (or survives only as a subsidiary of another entity), or if the Company is to be dissolved or liquidated, then, unless a surviving corporation assumes or substitutes new options (within the meaning of Section 424(a) of the Code) for all options then outstanding, (a) the date of exercise for all options then outstanding will be accelerated to a date fixed by the Administrative Committee prior to the effective date of such merger or consolidation or such dissolution or liquidation and (b) upon such effective date any unexercised options will expire and the Company promptly will refund to each participant the amount of such participant's payroll deductions under the Purchase Plan that have not yet been otherwise returned to him or used upon exercise of options.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     Tax Consequences to Participants. A participant's payroll deductions to purchase Common Stock are made on an after-tax basis. There is no tax liability to the participant when shares of Common Stock are purchased pursuant to the Purchase Plan. However, the participant may incur tax liability upon disposition (including by way of gift) of the shares acquired under the Purchase Plan. The participant's U.S. federal income tax liability will depend on whether the disposition is a qualifying disposition or a disqualifying disposition as described below.

     If a qualifying disposition of the shares is made by the participant (i.e., a disposition that occurs more than two years after the first day of the option period in which the shares were purchased), or in the event of death (whenever occurring) while owning the shares, the participant will recognize in the year of disposition (or, if earlier, the year of the participant's death) ordinary income in an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of disposition (or death) over the amount paid for the shares under the option or (2) 15% of the fair market value of the shares at the date of grant (the beginning of the option period). Upon the sale of the shares, any amount realized in excess of the ordinary income recognized by the participant will be taxed to the participant as a long-term capital gain. If the shares are sold at less than the purchase price under the option, then there will be no ordinary income. Instead, the participant will have a capital loss equal to the difference between the sales price and the purchase price paid under the option.

     If a disqualifying disposition of the shares is made (i.e., a disposition (other than by reason of death) within two years after the first day of the option period in which the shares were purchased), the participant generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the date of exercise over the purchase price paid for the shares under the option (even if no gain is realized on the sale or if a gratuitous transfer is made). Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

     Tax Consequences to the Company or Participating Company. The Company, or the Participating Company for which a participant performs services, will be entitled to a deduction only if the participant makes a disqualifying disposition of any shares purchased under the Purchase Plan. In such case, the Company or such Participating Company can deduct as a compensation expense the amount that is ordinary income to the participant provided that, among other things, (1) the amount meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of

Section 280G of the Code, (2) any applicable reporting obligations are satisfied and (3) the one million dollar limitation of Section 162(m) of the Code is not exceeded.

     THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE GROUP 1 AUTOMOTIVE, INC. 1998 EMPLOYEE STOCK PURCHASE PLAN INCREASING THE NUMBER OF SHARES THAT MAY BE ISSUED UNDER SUCH PLAN FROM 1,000,000 SHARES TO 1,500,000 SHARES.

                                     ITEM 4

                      PROPOSAL TO RATIFY THE SELECTION OF
                            INDEPENDENT ACCOUNTANTS

APPOINTMENT OF ARTHUR ANDERSEN LLP

     The Board, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP, Certified Public Accountants, as the Company's independent accountants for the year ended December 31, 2000, subject to ratification of this appointment by the stockholders of the Company. Arthur Andersen LLP performed audit services in connection with the examination of the financial statements of the Company and its subsidiaries for the year ended December 31, 1999 and is considered by management of the Company to be well qualified. If this proposal does not receive a majority vote at the meeting, the Board will reconsider the appointment. Representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to answer appropriate questions.

     THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY.

                                     ITEM 5

                                 OTHER MATTERS

     The Board does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by the Company will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies.

                               OTHER INFORMATION

STOCKHOLDERS PROPOSALS

     Pursuant to various rules promulgated by the Commission, any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the 2001 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company, at the address indicated on page 1 of this proxy statement so that the Secretary receives it no later than December 21, 2000.

     In addition to the rules of the Commission described in the preceding paragraph, the Company's bylaws provide that for a nomination of persons for election to the Board or a proposal of business to be properly brought before the Annual Meeting of Stockholders, it must be either (a) specified in the notice of meeting given by the Secretary of the Company, (b) otherwise brought before the meeting by or at the direction of the Board or (c) otherwise properly brought before the meeting by a stockholder of the Company who is stockholder of record at the time of giving notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements, for a nomination of persons to the Board or a proposal of business to be properly brought before an annual meeting by a stockholder of the Company, the Secretary of the Company must have been given timely notice in writing of the nomination of persons to the Board or the business to be brought before the annual meeting of stockholders. To be timely, a stockholder's notice must be delivered to the Company's

Secretary at the address indicated on page 1 of this proxy statement on or before March 15, 2001, but not earlier than February 23, 2001. A stockholder's notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election as a director all information relating to such person that is required under the rules of the Commission to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required by law (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and (b) the class or series and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

     Notwithstanding the foregoing bylaw provisions, in the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board at least 80 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase if it shall be delivered to the Secretary of the Company at the address indicated on page 1 of this proxy statement not later than the close of business on the 10th day following the day on which such public announcement of the increased Board is first made by the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that, except as set forth below, during the year ended December 31, 1999, all Section 16(a) filing requirements applicable to the Company's directors, executive officers and beneficial owners of more than 10 percent of the outstanding Common Stock were complied with. Mr. McCall mistakenly reported gifts of 9,600 shares of Common Stock, (4,800 shares from Mr. McCall and 4,800 shares from Mrs. McCall) to his grandchildren, in September 1998, and gifts of 6,000 shares of Common Stock to his grandchildren, in December 1999, on a Form 5, which was filed late in April, 2000, instead of on a Form 4 for the month in which the gifts were made.

VOTING OF SHARES COVERED BY PROXIES

     The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that may come before the Annual Meeting. Management does not expect, however, that any matters other than those referred to in this Proxy Statement will be presented for action at the Annual Meeting.

                                            By Order of the Board of Directors

                                            /s/ JOHN S. WATSON
                                            John S. Watson
                                            Secretary

Houston, Texas
April 20, 2000

 P                          GROUP 1 AUTOMOTIVE, INC.
 R                          950 ECHO LANE, SUITE 100
 O                            HOUSTON, TEXAS 77024
 X
 Y               ANNUAL MEETING OF STOCKHOLDERS -- MAY 24, 2000

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

        The undersigned stockholder(s) of Group 1 Automotive, Inc., a Delaware corporation (the "Company"), hereby appoints B.B. Hollingsworth, Jr., and Scott
L. Thompson, and each of them, attorneys-in-fact and proxies of the undersigned, with full power of substitution, to represent and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Chase Bank of Texas, 707 Travis, Mezzanine Level, Houston, Texas 77002, at 10:00 A.M., local time, on Wednesday, May 24, 2000, and at any adjournment thereof.

                          (CONTINUED ON REVERSE SIDE)

--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

                                                              Please mark    [X]
                                                              your votes as
                                                              indicated in
                                                              this example

This Proxy, when properly executed, will be voted as directed herein by the undersigned. If no direction is given, this proxy will be voted "FOR" proposals 1, 2, 3 and 4. The Board of Directors recommends a vote "FOR" proposals 1, 2, 3 and 4.

1. Election of Directors                 Nominees: B.B. Hollingsworth, Jr. and
                                         Robert E. Howard, II
                      WITHHOLD
FOR all nominees     AUTHORITY           INSTRUCTION: To withhold authority to
(except as marked    to vote for         vote for any individual nominee, write
to the contrary)    all nominees         that nominee's name in the space
                                         provided below.
      [ ]               [ ]

                                         --------------------------------------

2. Approval of the amendment to the 1996 Stock Incentive Plan increasing the number of shares of common stock issuable under the plan from 3,000,000 to 4,500,000 shares.

             FOR      AGAINST      ABSTAIN

             [ ]        [ ]          [ ]

3. Approval of the amendment to the 1998 Employee Stock Purchase Plan increasing the number of shares of common stock issuable under the plan from 1,000,000 to 1,500,000 shares.

             FOR      AGAINST      ABSTAIN

             [ ]        [ ]          [ ]

4. Ratification of the appointment of Arthur Andersen LLP as independent accountants of the Company for the fiscal year ending December 31, 2000.

             FOR      AGAINST      ABSTAIN

             [ ]        [ ]          [ ]

In their discretion, such attorneys-in-fact and proxies are authorized to vote upon such other business as properly may come before the meeting.

             I will     [ ]     will not     [ ]    be attending the meeting


                                        You are requested to complete, date,
                                        sign, and return this proxy promptly.
                                        All joint owners must sign. Persons
                                        signing as executors, administrators,
                                        trustees, corporate officers, or in
                                        other representative capacities should
                                        so indicate.


                                        Date:
                                             -----------------------------------


                                        ----------------------------------------
                                        Signature


                                        ----------------------------------------
                                        Signature


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